Exhibit 99.1

Metromedia International Group, Inc. Enters Into Exclusive Negotiations

    CHARLOTTE, N. C.--(BUSINESS WIRE)--Nov. 4, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (Pink Sheets:MTRM) (Pink Sheets:MTRMP), the owner of interests in various communications businesses in Russia and the Republic of Georgia, today announced that it has entered into exclusive negotiations with an investor group (the "Investor Group") composed of Emergent Telecom Ventures ("Emergent"), First National Holding ("First National"), Capital International Private Equity Fund IV, L.P. ("Capital International") and Baring Vostok Capital Partners (Cyprus) Limited ("Baring Vostok") concerning the Investor Group's preliminary proposal to acquire MIG by merger. The Investor Group's proposal assigns an aggregate enterprise value to MIG of US $300 million. Of this amount, approximately US $152 million would be used to retire the Company's outstanding 10 1/2% Senior Discount Notes Due 2007, and the remaining US $148 million, after reduction for certain transaction related expenses, would be allocated between MIG's preferred and common shareholders in a manner determined by the Company's Board prior to the execution of any definitive merger agreement. The proposal contains a number of conditions, including without limitation, the Investor Group's successful completion of due diligence during a limited exclusivity period, the Investor Group obtaining commitments for all financing contemplated in its acquisition proposal, MIG meeting currently projected corporate cash balance and liability levels, and negotiation and execution of definitive transaction agreements. MIG has granted the Investor Group exclusivity until January 17, 2005 to pursue a due diligence review of the Company and negotiate a definitive merger agreement, subject to earlier termination under certain circumstances.
    The member companies of the Investor Group have come together specifically for the purpose of acquiring MIG as a whole in the proposed merger transaction. Following successful conclusion of such a transaction, Emergent and First National intend to take direct ownership and pursue further development of MIG's ownership interest in PeterStar; and Capital International and one or more funds advised by Baring Vostok intend to take direct ownership and pursue further development of MIG's current interests in the Republic of Georgia. Emergent /First National and Capital International/Baring Vostok have each expressed their keen intent to continue investment in Russia and the Republic of Georgia, respectively.
    With respect to these announcements, Mark Hauf, Chairman and CEO of the Company, commented: "We have been actively assessing for some time the practical business development and financial restructuring alternatives available to the Company. In this, our consistent goal has been to best capture returns for our current financial stakeholders from the extensive restructuring of our business begun more than a year ago. We have also received and carefully considered several acquisition proposals from various parties over recent months. Based on the results of all this work, the Board concluded that the Investor Group proposal, if consummated, offers the best opportunity reasonably available to maximize value for the Company's stakeholders. We believe that the proposed acquisition price reflects an attractive valuation for our core businesses; and the Investor Group's willingness to acquire the overall Company creates an efficient means to promptly deliver this value to our current stakeholders. It is also important to note that the Investor Group's members command considerable financial resources and possess substantial business experience in the territories in which MIG now operates. The Investor Group's members have good working relationships with our business partners in Russia and the Republic of Georgia, resulting in no discount being taken in their offered price to account for the otherwise inevitable partner risks common in these territories. In the Board's opinion, these factors lend credibility to the Investor Group's proposal and maximize the likelihood of successfully concluding a transaction."
    There can be no assurances that any transaction with the Investor Group or any other party will take place nor can any assurance be given with respect to the timing or terms of any such transaction. Details of the terms of a final agreement, if any, reached between the parties will be disclosed upon signing of definitive agreements. The preliminary proposal made by the Investor Group is non-binding and MIG has agreed, under certain circumstances, to reimburse the Investor Group for a limited amount of its out-of-pocket expenses incurred in connection with its due diligence review and negotiation of definitive agreements.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in Russia and the Republic of Georgia. The Company has focused its principal attentions on the continued development of these core telephony businesses, and has substantially completed a program of gradual divestiture of its former non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.

    About the Members of the Investor Group

    Baring Vostok Capital Partners

    Baring Vostok Capital Partners is a leading private equity firm investing in Russia and the CIS, with over US$ 400 million in capital under management. Baring Vostok has successfully invested in a broad range of companies within the oil and gas, consumer goods, manufacturing, telecommunications, financial services, mass media and high-tech sectors. Baring Vostok is an affiliate of Baring Private Equity International, a $2 billion global private equity group with activities in over 25 countries worldwide.

    Capital International Private Equity Fund

    Capital International Private Equity Fund IV, L.P. is one of four private equity funds managed by Capital International, Inc. ("CII") with, collectively, aggregate capital commitments in excess of $1.4 billion. CII, a subsidiary of The Capital Group Companies, Inc., is one of the largest and most experienced emerging markets investment managers in the world with over $28 billion of assets under management.

    Emergent Telecom Ventures

    Emergent Telecom Ventures is a communications merchant bank with access to significant amounts of investment capital and a current investment portfolio comprising more than 25 ventures. Emergent was founded by Juan Villalonga, former Chairman and CEO of Telefonica, and Mohamed Amersi, co-founder of Gramercy Communications Partners, which managed a $1.3 billion telecom venture fund. Other than investing for its own and investors' accounts, Emergent provides advice to management of companies in the technology, media and telecommunications sector and is active in various other value-creating transactions in the sector.

    First National Holding

    First National Holding is a holding company incorporated in Luxembourg. First National owns a 58.9% stake in OAO Telecominvest ("TCI") in Russia. Through its investments, First National is involved in a number of activities including wire line and wireless telecommunications, financial services, IT and outsourcing. Investments of TCI include a 29% stake in PeterStar, 100% stake in PTT and a 31.3% stake in MegaFon, the third largest GSM operator in Russia.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood that any strategic transaction will take place or the value that might be realized by MIG's stakeholders upon the consummation of any such transaction. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004 and its most recently filed Form 8-K reports (dated April 5, 2004, April 26, 2004, May 7, 2004, May 18, 2004, June 25,
2004, July 9, 2004, July 14, 2004, July 26, 2004, August 4, 2004 and
October 19, 2004). The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events.

    Please visit our website at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com